UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2011
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DYNEX CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-9819 (Commission File Number)	52-1549373 (IRS Employer Identification No.)

4991 Lake Brook Drive, Suite 100 Glen Allen, Virginia (Address of principal executive offices)	23060-9245 (Zip Code)

Registrant's telephone number, including area code: (804) 217-5800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 7, 2011, Dynex Capital, Inc. (the “Company”) entered into a letter agreement (the “Relocation Addendum”) with Byron L. Boston, the Company's Chief Investment Officer, to supplement his existing employment agreement, in connection with Mr. Boston's relocation from Jacksonville, Florida to Richmond, Virginia in August 2011.

Under the Relocation Addendum, the Company will provide the following benefits and payments to Mr. Boston: (a) reimbursement for reasonable costs related to shipping household goods and vehicles from Jacksonville, Florida to Richmond, Virginia, including temporary storage; (b) reimbursement for reasonable living expenses in Richmond, Virginia until the earlier of September 30, 2011 or the date Mr. Boston's Florida residence is sold; (c) reimbursement for costs associated with three house-hunting trips to Richmond, Virginia and for reasonable in-route moving expenses and an expense allowance for incidental relocation costs, up to a maximum of $21,000 for such reimbursement and allowance; (d) reimbursement for actual costs incurred with the sale of Mr. Boston's Florida residence and reimbursement of closing costs in connection with his purchase of a residence in Richmond, Virginia, up to a maximum of $90,000 for closing costs; (e) an award of restricted stock with a grant date value of $300,000, as described further below; and (f) gross-up payments to cover income taxes incurred by Mr. Boston with respect to such benefits and payments. The payments are contingent upon Mr. Boston's continued employment with the Company on the date the relevant expenses are incurred.

The Relocation Addendum also provides for the Company to assist Mr. Boston with the sale of his Florida residence. If a contract for the sale of the residence is not executed by October 31, 2011, the Company agrees to purchase the residence for $811,000. If the Company ultimately sells the residence for more than $811,000, Mr. Boston will receive an additional payment equal to the amount the Company receives above $811,000, up to a maximum additional payment of $174,000. If Mr. Boston terminates his employment with the Company before December 31, 2011 without good reason (as defined in his employment agreement), he agrees to repurchase the residence from the Company for the same $811,000 purchase price plus the Company's reasonable expenses if the residence has not yet been resold. The Company has engaged a relocation services company to assist in Mr. Boston's relocation and may designate such company to purchase the residence on the Company's behalf.

The foregoing description of the Relocation Addendum is qualified in its entirety by the text of the Relocation Addendum, which is filed as Exhibit 10.20 to this report and is incorporated herein by reference.

Pursuant to the Relocation Addendum, on September 7, 2011, the Company granted 35,006 shares of restricted stock to Mr. Boston, with a grant date value of $300,000. The restricted stock award vests in twelve equal quarterly installments beginning December 7, 2011 if Mr. Boston is continuously employed by the Company or a subsidiary through each such vesting date, subject to earlier vesting upon certain termination events, including a change in control as defined in the Company's 2009 Stock and Incentive Plan. Any cash dividends payable with respect to the shares of restricted stock will be automatically converted into additional shares of the Company's stock and be subject to the same restrictions on transferability and the same forfeiture and vesting provisions as the shares of restricted stock with respect to which the dividends were paid. The Company will pay to the appropriate taxing authority any income taxes required to be paid with respect to the restricted stock awarded, and will pay a grossed-up amount to Mr. Boston to cover any additional income taxes incurred by him as a result of the award. Mr. Boston has full voting rights with respect to the shares of restricted stock during the period of restriction, but the Company will retain custody of the shares until the shares of restricted stock vest.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.20	Letter Agreement between Dynex Capital, Inc. and Byron L. Boston dated September 7, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEX CAPITAL, INC.

Date:	September 9, 2011	By:	/s/ Stephen J. Benedetti
Stephen J. Benedetti
Executive Vice President, Chief Operating Officer and Chief Financial Officer